Ontario and Alberta - Form 27
British Columbia, Form 53-901F

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO),
SECTION 118(1) OF THE SECURITIES ACT (ALBERTA) AND
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)

MATERIAL CHANGE REPORT

ITEM 1	REPORTING ISSUER Buffalo Gold Ltd. Suite 880, 609 Granville Street Vancouver, BC V7Y 1G5
ITEM 2	DATE OF MATERIAL CHANGE October 10, 2003
ITEM 3	PRESS RELEASE Issued October 10, 2003 at Vancouver, BC
ITEM 4

SUMMARY OF MATERIAL CHANGE

Buffalo Gold Ltd. and its agent, Octagon Capital Corporation, have agreed to increase the brokered private placement of units to be priced in the context of the market from US$1,500,000 to US$2,500,000.

ITEM 5

FULL DESCRIPTION OF MATERIAL CHANGE

Further to its news release of September 30, 2003, Buffalo Gold Ltd. ("Buffalo") is pleased to announce that Buffalo and its agent, Octagon Capital Corporation ("Octagon"), have agreed to increase the brokered private placement of units to be priced in the context of the market from US$1,500,000 to US$2,500,000. Each unit will consist of one common share of Buffalo and one share purchase warrant entitling the purchase of an additional common share of Buffalo at the offering price of the units plus $0.05 per share for a period of two years.

The proceeds from this placement will be used to fund Buffalo's ongoing due diligence on gold exploration properties in the People's Republic of China owned by Terrawest Minerals Inc. and, potentially, to fund acquisition, exploration and development costs related to such properties.

ITEM 6	RELIANCE ON SECTION 85(2) OF THE ACT This report is not being filed on a confidential basis.
ITEM 7	OMITTED INFORMATION There are no significant facts required to be disclosed herein which have been omitted.
ITEM 8	DIRECTOR/SENIOR OFFICER Contact: John Tully Telephone: 604.685.5492
ITEM 9	STATEMENT OF SENIOR OFFICER/DIRECTOR The foregoing accurately discloses the material change referred to herein.

DATED at Vancouver, BC this 14th day of October 2003.
/s/ J. G. Stewart ----------------------------------------------- J.G. Stewart, Director